UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)
January 23, 2007
THE SHAW GROUP INC.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-12227 (Commission File Number)	72-110616 (IRS Employer Identification No.)
4171 Essen Lane, Baton Rouge, Louisiana 70809
(Address of principal executive offices and zip code)
(225) 932-2500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(e) In a Current Report on Form 8-K filed with the SEC on November 21, 2006, The Shaw Group Inc., a Louisiana corporation (the “Company”) announced that J. M. Bernhard, Jr., the Company’s Chairman of the Board of Directors, Chief Executive Officer and President, had proposed to reduce, from ten (10) to three (3) years, the term of his Employment Agreement with the Company dated as of April 10, 2001. In connection with the proposed reduction in the term, the Company also provided that the period of post-employment non-competition by Mr. Bernhard under such agreement was proposed to be reduced from ten (10) to two (2) years.
The Company and Mr. Bernhard have entered into a new Employment Agreement (the “New Employment Agreement”) dated and effective January 23, 2007, to incorporate the agreement by Mr. Bernhard to reduce the term of the prior agreement from ten (10) to three (3) years and to reduce the non-compete period from ten (10) to two (2) years. The New Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
The New Employment Agreement amends and supersedes the former Employment Agreement between the Company and Mr. Bernhard dated as of April 10, 2001, which is incorporated by reference in this Current Report on Form 8-K to Exhibit 10.7 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2001.
The following is a summary of the terms and conditions contained in the New Employment Agreement that are material to the Company; provided that the following summary is qualified in its entirety by the terms and provisions of the New Employment Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1. All capitalized terms used in the summary below that are not defined have the meanings ascribed to them in the New Employment Agreement.
The term of the agreement is three years, provided that the agreement will automatically renew each day for three years so that on any given day, the remaining term of the agreement is three years. The agreement provides that Mr. Bernhard will, among other things: (a) receive an annual base salary in an amount set by the Board of Directors (Mr. Bernhard’s base salary for fiscal year 2006 was $1,448,000, and was subsequently increased to $1,600,000 during fiscal year 2007); (b) receive bonus awards under any bonus program established by the Company or, in the absence of a bonus program, bonus awards as may be as determined by the Company; (c) be included in all Company plans and programs that are made available to our employees generally, including health, dental, disability, 401(k) and life insurance plans (subject to eligibility requirements under such plans), plans pursuant to which long-term incentive compensation such as stock options, restricted stock or similar awards (“Long Term Incentives”) are granted; and holidays; (d) reasonable vacation at Mr. Bernhard’s discretion, but in no event less than five weeks vacation per year; and (e) receive other benefits in addition to those made available to our management, including a country club membership, an automobile and a mid-size jet aircraft for his personal use and benefit.
In the event that Mr. Bernhard resigns for Good Reason, or is discharged by the Company for reasons other than his Misconduct or Disability, the Company will be obligated to pay Mr. Bernhard, in a lump sum, his base salary in effect immediately prior to termination plus the highest bonus paid by the Company during the three years prior to termination multiplied by the number of years remaining in the term of the agreement, which, unless prior notice had been properly given, will be three years. Based on Mr. Bernhard’s present salary ($1,600,000) and his highest bonus in the preceding three years ($1,206,000), in the event of a separation as described above, Mr. Bernhard would be entitled to receive a lump sum payment from the Company of approximately $8,418,000. This severance benefit is not payable in the event Mr. Bernhard resigns without Good Reason, is terminated by the Company for Misconduct, or upon his Death or Disability. In addition, upon Mr. Bernhard’s Death, Disability, termination other than for Misconduct, or resignation for Good Reason, Mr. Bernhard will be considered immediately and totally vested in all Long Term Incentives. “Good Reason” for resignation by Mr. Bernhard includes, among other things, (i) the failure of the Company to elect or appoint or reappoint Mr. Bernhard to the office of Chairman, President and Chief Executive Officer; (ii) the occurrence of a Corporate Change and (iii) the occurrence of any act or omission of the Company, other than that which is the result of Mr. Bernhard’s unreasonable or intentional conduct, which is a material violation of law or regulation and exposes Mr. Bernhard to material personal civil penalty or personal criminal liability. In addition, a finding of “Misconduct” for Mr. Bernhard’s termination by the Company requires unanimous approval of the Board of Directors, excluding Mr. Bernhard.
Under a new, separate Nondisclosure and Noncompetition agreement, attached as Exhibit A to the New Employment Agreement, Mr. Bernhard has agreed not to compete with the Company for a two-year period following termination of employment, and in consideration for this agreement, the Company agreed upon his termination to pay Mr. Bernhard a lump sum amount of $15,000,000 plus interest earned while the funds are held in a trust fund. Upon a Corporate Change, the entire $15,000,000 plus interest non-compete payment becomes immediately due and payable. During each of fiscal years 2001, 2002 and 2003, the Company set aside $5,000,000 to fund the potential non-compete payment, and the cost of the non-compete has been previously expensed by the Company. As of August 31, 2006, the amount due to Mr. Bernhard in association with this non-compete agreement, including interest earned, was $16,506,290. The $15,000,000 (plus interest) amount set aside by the Company for the non-compete payment is payable to Mr. Bernhard upon his termination (regardless of whether the termination is the voluntary resignation of Mr. Bernhard, voluntary termination by the Company, termination by the Company for Misconduct, or resignation by Mr. Bernhard for Good Reason or for any other reason) or upon a Corporate Change.
In the event of Mr. Bernhard’s Death, his estate is entitled to a lump sum payment of one year’s base salary, a pro-rata bonus in the amount he would have otherwise been entitled to receive and the $15,000,000 (plus interest) amount set aside for the non-compete payment described above. Further, his surviving spouse and children are entitled to receive one year of paid group health and dental benefits.
In the event of Mr. Bernhard’s Disability, the Company must pay Mr. Bernhard monthly for up to 12 months the amount by which his monthly base compensation exceeds the monthly benefit received by Mr. Bernhard pursuant to any disability insurance covering him. The Company will also pay Mr. Bernard’s group health and dental insurance benefits for up to one year, and he will receive a pro-rata bonus based on what he otherwise would have been entitled to. In addition, the Company must pay Mr. Bernhard the $15,000,000 (plus interest) amount set aside for the non-compete payment described above in cash within 15 days after the date of his termination for Disability.
For 10 years from the date of Mr. Bernhard’s termination, other than for Misconduct, Mr. Bernhard is entitled to the use of Company aircraft for up to 150 hours annually for his private use; provided that, the value of the aircraft use does not exceed an annual benefit of $300,000 (based upon the Company’s current “incremental cost” of operating such aircraft used by Mr. Bernhard).
To the extent that any payment or benefit received or to be received by Mr. Bernhard under the agreement upon the termination of his employment would constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Code), the Company must “gross-up” such payment and benefit by paying to Mr. Bernhard additional amounts (“gross-up payments”), which must include any excise taxes and income taxes imposed upon such gross-up payments, so that Mr. Bernhard is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted Excess Parachute Payments.
The Company is required under the agreement to maintain directors’ and officers’ liability insurance for the benefit of Company officers and directors, including Mr. Bernhard, with coverage amounts of at least $75,000,000. The Company is required to advance to Mr. Bernhard or pay directly attorneys fees and other costs of counsel to Mr. Bernhard in connection with Mr. Bernhard’s defense of any action, proceeding or claim arising out of his services as Chairman, Chief Executive Officer and President; provided Mr. Bernhard agrees to reimburse any amounts paid to him or to his counsel in the event Mr. Bernhard would not be entitled to indemnification as determined in a final disposition of such action, claim or proceeding.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits. The following exhibit is filed as an Exhibit to this Current Report on Form 8-K.
10.1	Employment Agreement of J. M. Bernhard, Jr. effective January 23, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHAW GROUP INC. (Registrant)
Date: January 24, 2007	By:	/s/ Gary P. Graphia
Gary P. Graphia, Executive Vice
President, Secretary and Chief Legal Officer

THE SHAW GROUP INC.
EXHIBIT INDEX
Form 8-K
January 23, 2007

Exhibit Number	Description	Page No.

10.1	Employment Agreement of J. M. Bernhard, Jr. effective January 23, 2007.